EXHIBIT 11
                      MEDIQ INCORPORATED AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                           JUNE 30,              JUNE 30,
                                                                     --------------------  --------------------
                                                                       1994       1993       1994       1993
                                                                     ---------  ---------  ---------  ---------
COMPUTATION OF PRIMARY EARNINGS PER SHARE:
Net Income (loss)..................................................  $  (2,849) $     502  $  (3,937) $   3,344
                                                                     =========  =========  =========  =========
Weighted average of primary shares:
  Common stock.....................................................     17,698     17,275     17,541     17,133
  Preferred stock..................................................      6,441      6,514      6,448      6,614
  Assumed conversion of options....................................        279        328        384        538
                                                                     ---------  ---------  ---------  ---------
  Total............................................................     24,418     24,117     24,373     24,285
                                                                     =========  =========  =========  =========
Primary Earnings (Loss) Per Share..................................  $    (.12) $     .02  $    (.16) $     .14
                                                                     =========  =========  =========  =========
COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1):
Net Income (loss)..................................................  $  (2,849) $     502  $  (3,937) $   3,344
Weighted average of fully diluted shares:
  Common stock.....................................................     17,698     17,275     17,541     17,133
  Preferred stock..................................................      6,441      6,514      6,448      6,614
  Assumed conversion of options....................................        279        328        384        574
                                                                     ---------  ---------  ---------  ---------
  Total............................................................     24,418     24,117     24,373     24,321
                                                                     =========  =========  =========  =========
Fully Diluted Earnings (Loss) Per Share............................  $    (.12) $     .02  $    (.16) $     .14
                                                                     =========  =========  =========  =========

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB opinion No. 15, because it is anti-dilutive or results in dilution of less than 3%. Paragraph 40 of APB opinion No. 15 states that computations of fully diluted earnings per share for each period should exclude those securities whose conversion, exercise or other contingent issuance would have the effect of increasing the earnings per share amount or decreasing the loss per share amount for such period.

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